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                                                                   EXHIBIT 10(s)

                DESCRIPTION OF SUPPLEMENTAL LIFE INSURANCE PLANS

Vice Presidents of the Liz Claiborne, Inc. (the "Company") receive universal life insurance policies which provide coverage equal to two times annual base salary. The Company pays the premiums on each policy during the employment period, enabling the employee to have a portable life insurance policy with a minimal cash surrender value.